HIGH TIDE INC.

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1: Name and Address of Company

High Tide Inc. ("High Tide" or the "Company")
Unit 112, 11127 - 15 Street N.E.
Calgary, Alberta T3K 2M4

Item 2: Date of Material Change

February 14, 2020.

Item 3: News Release

A news release was disseminated on February 14, 2020 and filed on SEDAR at www.sedar.com.

Item 4: Summary of Material Change

The Company entered into a binding asset purchase agreement with Halo Labs Inc. ("Halo"), under which High Tide will sell its KushBar retail cannabis assets and the rights to 5 permitted retail cannabis stores (the "Portfolio") to Halo for $12 Million, payable in the form of 46,153,846 common shares of Halo, of which $3.5 Million has been paid to High Tide as a non-refundable deposit, subject to certain limited circumstances. In addition, Halo has agreed to engage High Tide to substantially oversee all aspects of its retail cannabis operations with respect to the Portfolio and will pay High Tide ongoing royalties for regulatory advisory services and retail management, and a fixed fee for managing the construction of the unopened stores.

Item 5.1: Full Description of Material Change

Please see news release attached as Schedule "A".

Item 5.2 Disclosure for Restructuring Transactions

Not applicable.

Item 6: Reliance on subsection 7.1(2) of National Instrument 51-102 (Confidentiality)

Not applicable.

Item 7: Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8: Executive Officer

For additional information with respect to this material change, the following person may be contacted:

Raj Grover, President, Chief Executive Officer & Director

Tel: (403) 770-9435 Email: raj@hightideinc.com

Item 9: Date of Report

This report is dated as of the 5th  day of February, 2021.

Schedule "A"

FOR IMMEDIATE RELEASE

NOT FOR DISTRIBUTION TO NEWSWIRE SERVICES IN THE UNITED STATES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF UNITED STATES SECURITIES LAWS.

High Tide Announces Agreement to Sell KushBar Assets to Halo Labs for $12 Million

  High Tide unlocks substantial value from existing portfolio, receiving $3.5M non-refundable deposit, subject to certain limited circumstances, in Halo shares on signing and $8.5M in Halo shares on closing
  Halo to engage High Tide to provide regulatory, construction and retail operational assistance, creating turn-key solution for Halo to enter retail cannabis market
  High Tide to receive success fee for building out each unopened store and recurring royalty revenue for providing retail management assistance

Calgary, AB, February 14, 2020 / CNW / − High Tide Inc. ("High Tide" or the "Company") (CSE:HITI) (OTCQB:HITIF) (FRA:2LY), an Alberta-based, retail-focused cannabis corporation enhanced by the manufacturing and wholesale distribution of smoking accessories and cannabis lifestyle products, today announced that it has entered into a binding asset purchase agreement (the "Agreement") with Halo Labs Inc. ("Halo") (NEO: HALO, OTCQX: AGEEF, Germany: A9KN), under which High Tide will sell its KushBar retail cannabis assets and the rights to 5 permitted retail cannabis stores (the "Portfolio") to Halo for $12 Million, payable in the form of 46,153,846 common shares of Halo, of which $3.5 Million has been paid to High Tide as a non-refundable deposit, subject to certain limited circumstances (the "Transaction"). In addition, Halo has agreed to engage High Tide to substantially oversee all aspects of its retail cannabis operations with respect to the Portfolio and will pay High Tide ongoing royalties for regulatory advisory services and retail management, and a fixed fee for managing the construction of the unopened stores.

The Transaction follows on Halo and High Tide's previous announcement of their strategic partnership in May of 2019. "Through the sale of KushBar under this transaction, High Tide simplifies its retail cannabis strategy to focus on Canna Cabana while adding another client for its evolving third-party retail store management business," said Raj Grover, High Tide's President & Chief Executive Officer. "We are excited to mark our strategic entry into the Canadian retail cannabis market with this initial portfolio of assets in Alberta. We look forward to strengthening our relationship with High Tide and benefitting from its expertise in retail store development and operations management," added Kiran Sidhu, Chief Executive Officer of Halo. Following the closing of the Transaction, the Company will still hold 14 development permits on hand, which it expects to develop into Canna Cabana retail cannabis stores across Alberta in due course.

The Transaction is subject to the review and approval of Alberta Gaming, Liquor & Cannabis ("AGLC") and is expected to close within 150 days. The Portfolio includes operating KushBar cannabis retail stores in Camrose and Morinville, a location nearing completion in Medicine Hat, as well as permitted retail cannabis store locations in Calgary, Edmonton, Edson and Fort McMurray.

The Company authorized the issuance of 3,600,000 shares to pay certain arm's length third-party finders, all shares issued will be subject to a four month and one day statutory hold period.

Separately, on January 31, 2020, Alex Mackay, Chief Operating Officer, departed High Tide for family reasons. Since joining High Tide in February of 2019, Mr. Mackay was primarily responsible for the retail and wholesale operations of the Company. Going forward, Raj Grover, President & Chief Executive Officer, will oversee the Company's operations with the assistance from David Evelyn, Senior Director of Operations.

About High Tide Inc.

High Tide (CSE:HITI) (OTCQB:HITIF) (FRA:2LY) is an Alberta-based, retail-focused cannabis company enhanced by the manufacturing and wholesale distribution of smoking accessories and cannabis lifestyle products. It is a vertically-integrated company in the Canadian cannabis market, with portfolio subsidiaries including Canna Cabana Inc., KushBar Inc., Grasscity.com, Smoker's Corner Ltd., RGR Canada Inc. and Famous Brandz Inc. High Tide's strategy as a parent company is to extend and strengthen its integrated value chain, while providing a complete customer experience and maximizing shareholder value. Key industry investors in High Tide include Aphria Inc. (TSX:APHA) (NYSE:APHA) and Aurora Cannabis Inc. (NYSE:ACB) (TSX:ACB).

With the deregulation of recreational cannabis for adult use across Canada, Canna Cabana Inc. and its 27 branded stores, is a sizeable retail business with a sophisticated yet playful customer experience. KushBar Inc. is a second retail cannabis business with 2 operating stores in Alberta, offering a modern experience aimed at the growing customer bases in Alberta and Ontario. Based in Amsterdam since 2000, Grasscity.com is the world's preeminent and most searchable online retailer of smoking accessories and cannabis lifestyle products with approximately 5.8 million site visits annually. Founded in 2009 and approved by the Canadian Franchise Association, Smoker's Corner Ltd. is among Canada's largest counter-culture chains with 7 locations. Representing the core of High Tide's wholesale segment, RGR Canada Inc. is a high-quality and innovative designer, manufacturer and distributor of cannabis accessories. Famous Brandz Inc. is a dominant manufacturer of licensed lifestyle accessories, through partnerships with celebrities and entertainment companies including Snoop Dogg and Paramount Pictures. Famous Brandz' products are sold to wholesalers and retailers around the world.

For more information about High Tide Inc., please visit www.hightideinc.com and its profile page on SEDAR at www.sedar.com.

About Halo

Halo is a global cannabis cultivation, manufacturing, and distribution company that grows and extracts and processes quality cannabis flower, oils and concentrates. Halo is a global leader in cannabis oil and concentrates, having sold over 5 million grams of oils and concentrates since inception which is the fastest growing segment in the cannabis industry. The Company has expertise across all major cannabis manufacturing processes, leveraging a variety of proprietary processes and products. In addition to concentrates, Halo operates cultivation sites including a 6-acre outdoor grow in Southern Oregon as well a greenhouse and planned outdoor grow in Lesotho.  Halo has continued to evolve delivering value with its products and now via verticalization in key markets and globally. Recently the company entered into binding agreements to acquire a dispensary in Los Angeles as well as an import and distribution license for medical cannabis flower in the United Kingdom. The forward-thinking company is led by a strong, diverse management team with deep industry knowledge and blue-chip experience. The Company is currently operating in California and Oregon, as well as in Nevada with our partner Just Quality, LLC, and in Lesotho with the 205-hectare Bophelo cultivation zone.

With a consumer-centric focus, Halo will continue to market innovative, branded, and private label products across multiple product categories. Halo recently acquired Dispensary Track platform which will alleviate customer flow constraints experienced by dispensaries and enable direct consumer interaction.

For further information regarding Halo, see Halo's disclosure documents on SEDAR at www.sedar.com.

CONTACT INFORMATION

Halo Labs

Investor Relations

info@halocanna.com

Forward-Looking Information

Certain statements in this news release are forward-looking information or forward-looking statements, including, but not limited to statements with regard to the ability of the Company to build on its existing cannabis retail strategy in order to address market demand and the needs of mainstream cannabis consumers, and the Company's growth and expansion prospects and outlook. Such information and statements, referred to herein as "forward-looking statements" are made as of the date of this news release or as of the date of the effective date of information described in this news release, as applicable. Forward-looking statements relate to future events or future performance and reflect current estimates, predictions, expectations or beliefs regarding future events. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (generally, forward-looking statements can be identified by use of words such as "outlook", "expects", "intend", "forecasts", "anticipates", "plans", "projects", "estimates", "envisages, "assumes", "needs", "strategy", "goals", "objectives", or variations thereof, or stating that certain actions, events or results "may", "can", "could", "would", "might", or "will" be taken, occur or be achieved, or the negative of any of these terms or similar expressions, and other similar terminology) are not statements of historical fact and may be forward-looking statements.

Such forward-looking statements are based on assumptions that may prove to be incorrect, including but not limited to the ability of the Company to execute on its business plan and that the Company will receive one or multiple licenses from Alberta Gaming, Liquor & Cannabis, British Columbia's Liquor Distribution Branch, Liquor, Gaming and Cannabis Authority of Manitoba, Alcohol and Gaming Commission of Ontario or the Saskatchewan Liquor and Gaming Authority permitting it to carry on its Canna Cabana Inc. business. The Company considers these assumptions to be reasonable in the circumstances. However, there can be no assurance that any one or more of the government, industry, market, operational or financial targets as set out herein will be achieved. Inherent in the forward-looking statements are known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements, or industry results, to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements.

The forward‐looking statements contained herein are current as of the date of this news release. Except as required by law, High Tide does not have any obligation to advise any person if it becomes aware of any inaccuracy in or omission from any forward-looking statement, nor does it intend, or assume any obligation, to update or revise these forward-looking statements to reflect new events or circumstances. Any and all forward-looking statements included in this news release are expressly qualified by this cautionary statement, and except as otherwise indicated, are made as of the date of this news release.

SOURCE High Tide Inc.

For further information, please contact Raj Grover, President & Chief Executive Officer of High Tide Inc.; Tel: (403) 770-9435; Email: Raj@HighTideInc.com; Web: www.HighTideInc.com.